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                                                                    Exhibit 99.4


FOR IMMEDIATE RELEASE
Contact:
Barry Sloane
Chairman of the Board & CEO
Newtek Capital, Inc.
212-826-9022
bsloane@newtekcapital.com

  NEWTEK INVESTS $1.35 MILLION IN UNIVERSAL PROCESSING SERVICES OF LOUISIANA -
                           ACQUIRES MAJORITY INTEREST

New York, NY, October 17, 2001 - Newtek Capital, Inc. (AMEX: NKC), a specialist in acquiring, developing and operating early stage high growth businesses, announced today an investment in Universal Processing Services of Louisiana, LLC ("UPSLA"). UPSLA markets and sells check, credit and debit card processing services, as well as ancillary processing equipment and software to merchants who accept credit cards. The $1.35 million investment in convertible and preferred stock was made through Wilshire Louisiana Advisers, LLC, Newtek's Louisiana-based certified capital company ("CAPCO").

UPSLA, based in New Orleans, LA will target high volume, retailers, and restaurants by creating strategic alliances with real estate developers and merchant or tenant associations. In addition, the company will aggressively pursue partnerships with large nationally established product and service providers who have similar target markets; merchants who do high volumes of credit card sales. The company will provide merchants credit and debit card processing, ancillary processing equipment and other related services via a partnership with a back end processor. Through its processing relationship, UPSLA will be able to offer its customers highly competitive transaction fee rates, state of the art equipment and superior customer service. The ability to target, reach and provide these services to high-end customers will afford UPSLA a significant advantage in this highly fragmented marketplace.

UPSLA has a variety of financing platforms for all merchant categories. New, innovative financing programs are delivered to customers to enhance value and reduce their costs of operation through UPSLA's processing partners. Through these partnerships, UPSLA will be able to provide all of the software and hardware needs of any size company utilizing processing equipment.

The funding provided by Newtek will be used for working capital, to support the expansion of UPSLA's marketing programs and corporate infrastructure, and the hiring ofto hire key personnel and for general working capital. Barry Sloane, Chairman and CEO of Newtek Capital, stated: "This is our fourth acquisition in the merchant credit card processing area. These acquisitions are consistent with our goal of assembling a critical mass in the small business merchant market." Newtek has a majority stake in the company and 4 out of 5 board seats for its investment and expects to assist UPSLA to coordinate its marketing and operations with the other Newtek partner companies.

Paul Tompkins, President and CEO of UPSLA, stated: "I am pleased to be part of the Newtek family of companies and I am convinced UPSLA offers a new and competitive service within Louisiana. It will also add new jobs and enhance the investments that Newtek has already made in the state." Mr. Tompkins has held senior executive positions in public companies such as American Express, First Data Corporation and Keane, Inc. He also is President and CEO of The Empeiria Group, providing general consulting on startups, acquisitions, and advisor services locally and nationally to a variety of industries. Additionally, Mr. Tompkins was Executive Vice President and COO of Certus Corporation, a $40 million healthcare services and IT firm, Executive Vice President of Medaphis Services Corporation, a healthcare business management services, President of Source Data Systems Corporation, a healthcare software and management services firm , Senior Vice President of American Express Health Systems Group, Senior Vice President of Baxter Systems Corporation and co-founder of Compucare Corporation, a healthcare software outsourcing and management services company. He led the LBO of Compucare out of Baxter International.

For further information, contact Paul Tompkins at 504-561-6601 or email at astone@newtekcapital.com.

Newtek Capital, Inc. (www.newtekcapital.com) creates significant non-dilutive capital through the operation of seven CAPCOs in four states. Since 1998, Newtek has raised more than $119 million of certified capital and has made investments in 29 companies,
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14 majority-owned or primarily controlled partner companies and investments in
15 other businesses. Newtek anticipates continuing its current pace of two to three investments per quarter. Newtek's portfolio of partner companies includes Transworld Business Brokers, Direct Creations, The Closeout Companies, Starphire Technologies, NicheDirectories, Group Management Technologies, Harvest Strategies, AIDA Corp and Merchant Data Systems. Newtek operates as a holding company for a network of partner companies in a collaborative and coordinated effort to develop successful businesses in a number of emerging and technological areas.

The statements in this release may contain forward-looking statements relating to such matters as anticipated future financial performance, business prospects and results, and similar matters. The Private Securities Reform Act of 1995 provides a safe harbor for forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause the Company's actual results to differ materially from the anticipated results expressed in the Company's forward looking statements such as intensified competition and/or operating problems in its operating business projects and their impact on revenues and profit margins The Company also notes that overall profitability could be materially effected by economic conditions and unanticipated developments in the economy generally and in the core businesses of our partner companies.